Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), effective as of March 19, 2021 (the “Effective Date”), is entered into by and among Applied Science Products, Inc., a Nevada corporation (the “Company”), GMR Limited, a British Virgin Islands limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”), and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and with GMR and SparkPool, each a “Service Provider” and collectively, the “Service Providers”).

WITNESSETH

WHEREAS, the Company desires to appoint, engage and retain the Service Providers to provide cryptocurrency mining management, equipment and other services with respect to the Company in accordance with the terms and conditions set forth herein; and

WHEREAS, the Service Providers desire to accept such appointment and engagement as Service Providers with respect to the Company and agree to provide certain cryptocurrency mining management, equipment and other services with respect to the Company in accordance with and subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.	Engagement.

Subject to the terms and conditions set forth herein, the Company hereby appoints, engages and retains each of the Service Providers to provide, respectively, cryptocurrency mining management, equipment and other services set forth in Section 2 (the “Services”) for the Company. The Service Providers each hereby accept such engagement as a Service Provider and agree to provide the Services subject to the terms and conditions set forth herein.

2.	Authority and Duties of the Service Providers.

Without limiting the generality of the foregoing and subject to the limitations contained herein, each Service Provider will provide respectively the following services:

SparkPool shall:

(a)	assist the Company in procuring mining equipment;

(b)	manage all cryptocurrency mining operations on behalf of the Company, including, without limitation, operating the equipment, determining hosts for the equipment;

GMR and Valuefinder shall:

(a)	provide advisory and strategy planning services for the Company on determing the best time to purchase or sell mining equipment, making decisions as to the types of cryptocurrencies to mine, conducting investment research for the benefit of the Company on the cryptocurrency market in general, and individual cryptocurrencies specifically, establishing profitable mining strategy;

(b)	provide portfolio management advisory services of all cryptocurrency assets of the Company, including, without limitation, purchases, sales, trading, hedging and yield generation with respect to any and all such cryptocurrencies, subject to any trading limits imposed on the Service Providers by the Company, and full transparency reporting of the Company’s cryptocurrency portfolio and related transactions;

Each of the Service Providers shall also:

(a)	enter into, execute, maintain and/or terminate contracts, undertakings, agreements and any and all other documents and instruments in the name of the Company as the Service Providers shall determine to be necessary or desirable in connection with the Services; and

(b)	do any and all acts on behalf of the Company as the Service Providers may deem necessary or advisable in connection with the performance of their respective duties and obligations hereunder.

3.	Compensation; Expenses.

(a)	For their provision of the Services, within [30 days] upon the execution of this Agreement, the Company shall issue to the Service Providers the 24% percentages of the fully diluted issued and outstanding shares of [Common Stock of the Company] at USD 0.01 per share (the “Shares”) of the Company, calculated subsequent to the offering of the Company’s shares anticipated to take place on or about March 25, 2021, free and clear of any liens or encumbrances: (i) 9.9% to SparkPool[or its designated party]; (ii) 9.9% to GMR[or its designated party]; and (iii) 4.2% to Valuefinder[or its designated party].

(a)	The Company shall bear full responsibility for and shall bear all of its own expenses and costs of its cryptocurrency mining operations, including without limitation (i) the purchase price for the Equipment, (ii) costs of use of the Equipment, including electricity costs and cost of storage, (iii) costs, expenses, taxes and government levies in relation to the purchasing, selling, hedging or otherwise trading its cryptocurrencies, including any and all brokerage costs, (iv) other potential costs and expenses iccurred by its cryptocurrency mining operations. The Company shall, promptly upon demand, reimburse the Service Providers for any such expenses incurred or expended by the Service Providers on the Company’s behalf. The Service Providers shall be responsible for all general overhead expenses incurred by the Service Providers in the operation of their businesses including, without limitation, compensation and benefits for employees of the Service Providers, costs associated with the Service Providers’ internal staff, office rent and utilities.

4.	Other Activities and Investments.

The Service Providers and their respective members, officers, employees, agents, delegates and affiliates (and each of their respective direct and indirect partners, members, managers, directors, officers, employees, delegates, agents and affiliates) (collectively, “Affiliates”) may engage, simultaneously with their Services on behalf of the Company, in other businesses, and may render services similar to those described in this Agreement to Other Clients (as defined below) and shall not by reason of engaging in other businesses or rendering of services for others be deemed to be acting in conflict with the interests of the Company; provided, however, that in the event that a Service Provider renders the same or similar services as the Services to Other Clients (“Other Services”), such Service Provider shall notify the Company and give the Company the option to engage such Service Provider for such Other Services on the same or better terms as such Other Services are being provided to such Other Clients. The Service Providers and their respective Affiliates, in their individual capacities, may engage in cryptocurrency transactions that may be different from, and contrary to, transactions engaged in by the Company. The Service Providers and their respective Affiliates may provide similar services to individuals, entities and other clients (“Other Clients”) and in connection therewith engage in cryptocurrency transactions that may be different from, and contrary to, transactions engaged in by the Company.

5.	Custody.

To the extent required by law and if applicable, the cryptocurrency assets of the Company shall be held in the custody of one or more custodians (or other independent institutions performing the functions of custodian, with respect to the assets which are held by such institutions) selected by the Company in its discretion. The Service Providers shall not be responsible for the selection and appointment of the custodian, any expenses related hereto and any loss incurred by reason of any act or omission of a custodian.

6.	Scope of Liability.

To the fullest extent permitted by applicable law, the Service Providers shall not be liable to the Company or to any shareholder (or any of their respective affiliates, employees, agents or officers) for any losses, damages, expenses, liabilities, or claims incurred by any of them in connection with the performance of the Services hereunder, other than such losses, liabilities, damages and expenses incurred primarily as a result of a Service Provider’s fraud, bad faith, willful misconduct, or gross negligence.

Notwithstanding anything contained in this Agreement to the contrary, no party to this Agreement shall be liable for failures or delays in performing their obligations hereunder arising from any cause beyond their control, including without limitation, acts of God, acts of civil or military authority, fires, strikes, lockouts or labour disputes, epidemics, governmental restrictions, wars, terrorist acts, riots, earthquakes, storms, typhoons, floods and breakdowns in electronic and computer information and communications systems (each a “Force Majeure Event”) and in the event of any such delay, the time for the parties' performance shall be extended for a period equal to the time lost by reason of the delay which shall be remedied with all due despatch in the circumstances.

7.	Indemnification.

(a)	To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each of the Service Providers, their respective members, officers, directors, managers, employees, agents, owners, and Affiliates (each, a “Service Provider Indemnified Party”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses, including attorneys’ fees, of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Service Provider Indemnified Party and arise out of or in connection with such Service Provider’s serving or having served as Service Provider pursuant to this Agreement (the “Indemnified Expenses”); provided, however, a Service Provider Indemnified Party shall not be entitled to indemnification hereunder if and to the extent that there is a final adjudication, in an underlying action or proceeding in which the Indemnified Expenses were incurred, that the Service Provider Indemnified Party’s conduct constituted fraud, bad faith, willful misconduct, or gross negligence.

(b)	To the fullest extent permitted by applicable law, each Service Provider, jointly and severally, shall indemnify and hold harmless the Company, its shareholders, officers, directors, managers, employees, agents, owners, and Affiliates (each, a “Company Indemnified Party” and together with the Service Provider Indemnified Parties, the “Indemnified Parties”) from and against any and all Indemnified Expenses that are incurred by any Company Indemnified Party and arise out of or in connection with (i) a Service Provider’s material breach of this Agreement or (ii) the fraud, bad faith, willful misconduct, or gross negligence on the part of any Service Provider Indemnified Party.

8.	Representations and Warranties of the Service Providers

Each of the Service Providers, jointly and severally, hereby represents and warrants to the Company as follows:

(a)	It has full power and authority to enter into this Agreement;

(b)	Entering into this Agreement shall not conflict with any other agreement of such Service Provider;

(c)	It possesses the requisite skill and expertise to carry out its duties hereunder and shall perform the Services in a diligent and workmanlike manner to the best of its abilities;

(d)	It is acquiring the Shares for its own account, and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. Each Service Provider understands that the Shares have not been registered under the Securities Act, and that the Shares may not be transferred or sold until the Shares are registered under the Securities Act, or an exemption from such registration is available.

(e)	It understands and agrees that the Company, at the time of issuance, shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any legends that may be required by the Company or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT.

(f)	It represents and acknowledges that it has adequately analyzed and fully considered the risks of holding the Shares and determined that the Shares are a suitable investment for such Service Provider and that it is able at this time and in the foreseeable future to bear the economic risk of a total loss of its investment in the Company.

Except for the express representations and warranties contained in this section 8 or otherwise under this Agreement, no Service Provider is making any representation or warranty, express or implied, of any nature whatsoever with respect to such Service Provider or the Service.

9.	Representations and Warranties of the Company

The Company, hereby represents and warrants to each of the Service Providers, as follows:

(a)	It is duly incorporated and is validly existing as a company under the laws of the State of Nevada and is not insolvent, in liquidation or in receivership;

(b)	The Company has full legal capacity to execute and deliver this Agreement and to perform Company’s obligations hereunder;

(c)	The Shares when issued, delivered and held by each of the Service Providers will be duly and validly issued, free and clear of any liens or encumbrances, and will be subject to no restrictions on transferring except the restrictions on transfer under applicable federal and state securities laws;

(d)	The execution, delivery and performance of this Agreement by the Company will not (A) materially violate any law, order or other restrictions of any governmental entity to which such Company is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract or other arrangement relating to the Shares, or (C) result in the imposition or creation of a lien upon, or with respect to, such Company’s Shares;

(e)	There are no proceedings pending or, to such Company’s knowledge, threatened against or by such Company or its affiliate that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that otherwise relate to the Shares.

(f)	the Company shall use its best effort to cause the Shares to be registered under the Securities Act within 120 days of closing.

10.	Independent Contractor.

For all purposes of this Agreement, each of the Service Providers shall be an independent contractor and not an employee or dependent agent of the Company, nor shall anything herein be construed as making the Company a partner or co-venturer with any of the Service Providers or any of their respective Affiliates or Other Clients.

11.	Term; Termination; Renewal.

(a)	Unless agreed otherwise by the parties hereto in writing, upon execution hereof, this Agreement shall remain in full force and effect for a period of three (3) years from the Effective Date, and shall automatically renew each year thereafter for an additional one-year period, unless and until terminated in accordance with Section 11(b) of this Agreement.

(b)	This Agreement may be terminated, without penalty, by (i) the Company upon at least [seventy-five (75)] days’ prior written notice to a Service Provider, (ii) a Service Provider upon at least [seventy-five (75)] days’ prior written notice to the Company, or (iii) a Service Provider, on the one hand, and the Company, on the other hand, by mutual written agreement at any time. The termination of this Agreement with respect to one Service Provider shall not affect the validity or continuation of this Agreement with respect to any other Service Provider.

(c)	The termination of this Agreement shall not extinguish the obligations of the Company for the payment or reimbursement of any expenses in respect of Services prior to the effective date of such termination. For clarity, the termination of this Agreement shall not affect the Shares that have been issued to and held by a Service Provider.

(d)	The provisions of Sections 3, 6, 7, 8, 9, 10, 14, 15, 16, 18, and 21 hereof shall survive indefinitely any termination of this Agreement.

12.	Delegation of Rights.

The Service Providers shall have the power and authority to (a) retain the services of others to assist it in the performance of their duties and obligations hereunder, and/or (b) delegate any of their rights, duties or responsibilities hereunder, in whole or in part, to any other persons, firms or entities (including Affiliates of the Service Providers); provided, that payment to any such persons shall be the sole responsibility of the Service Providers, and the Company shall not have any liability for such payment, except to the extent such expenses are allocable to the Company pursuant to Section 3(b) hereof. Notwithstanding the foregoing, the Service Providers shall be responsible for managing and supervising any such persons and for causing such persons to comply with the terms and provisions of this Agreement.

13.	Amendment; Modification; Waiver.

Except as otherwise expressly provided herein, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the party to be charged with such amendment, waiver or modification. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.	Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder shall not, except as otherwise expressly provided herein, be assignable, transferable or delegable without the written consent of the other party hereto and any attempted assignment, transfer or delegation hereof without such consent shall be void.

15.	Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible to be legal, valid, and enforceable.

16.	Notices.

Any and all written communications provided herein shall be deemed duly given if personally delivered or delivered by mail, postage prepaid or email to the physical address or email address set forth below, unless notice of a change of physical address or email address is furnished in the manner provided herein.

If to the Service Providers:	If to the Company:

for Sparkpool Xsquared Holding Limited Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.	Applied Science Products, Inc. 3811 Turtle Creek Blvd Suite 2125 Dallas, TX 75219

for General Mining Research

GMR Limited

Trinity Chambers, PO Box 4301,

Road Town, Tortola,

British Virgin Islands

for Valuefinder

Valuefinder Limited

Vistra Corporate Services Centre, Wickhams Cay II,

Road Town, Tortola, VG1110,

British Virgin Islands.

17.	Entire Agreement.

This Agreement embodies all understandings and agreements of the parties hereto with respect to the subject matter hereof and the terms and conditions hereof may not be amended except in writing dated even date herewith or subsequent hereto signed by all of the parties hereto. This Agreement supersedes any prior agreement or understanding among the parties with respect to the subject matter hereto.

18.	Governing Law.

This Agreement shall be governed and construed according to the laws of the State of Texas, without regard to the conflict of law provisions thereof. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Texas and of the federal courts sitting in the State of Texas and (ii) subject to service of process in the State ofTexas.

19.	Execution.

This Agreement may be executed in several counterparts, each of which shall be deemed an original hereof, but only one of which as executed by all parties shall be required as evidence in any action maintained in connection with this Agreement.

20.	No Third-Party Beneficiary.

Except with respect to the Indemnified Parties pursuant to Section 7, this Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other person or entity whatsoever has any rights, interest, or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

21.	Further Assurances.

Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable to implement this Agreement and to consummate the transactions contemplated herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on and as of the Effective Date.

THE COMPANY

APPLIED SCIENCE PRODUCTS, INC.,
a Nevada corporation

By:	/s/ Wes Cummins
Wes Cummins, President,

THE SERVICE PROVIDERS

GMR LIMITED (GENERAL MINING RESEARCH),
a British Virgin Islands limited liability company

By:	/s/ Guo Chen
Guo Chen, Director

XSQUARED HOLDING LIMITED (SPARKPOOL),
a British Virgin Islands limited liability company

By:	/s/ Xin Xu
Xin Xu, Director

VALUEFINDER LIMITED,
a British Virgin Islands limited liability company

By:	/s/ Jason Zhang
Jason Zhang, Director